NEWS RELEASE
FOR IMMEDIATE RELEASE

         RUBY TUESDAY, INC. REPORTS FIRST QUARTER DILUTED EARNINGS PER SHARE GROWTH OF 19%

MARYVILLE, TN – October 4, 2004 – Ruby Tuesday, Inc. today reported results for its first quarter of fiscal year 2005. For the quarter, diluted earnings per share increased 18.9% to $0.44, while net income increased 19.3% to $29.3 million. Pre-tax profit margin increased 170 basis points to 17.0%. As previously announced, same-store sales at Company-owned Ruby Tuesday restaurants decreased 2.7% while same-store sales at domestic franchise Ruby Tuesday restaurants increased 3.9% during the quarter.

Highlights for the first quarter, compared with the same period of the prior year, are shown below:

	1Q fiscal 2005	1Q fiscal 2004
Diluted earnings per share	$ 0.44	$ 0.37
Company-owned same-store sales change	(2.7%)	(0.1%)
Company-owned average unit volume change	(2.6%)	1.4%
Total operating revenue	$267,523,000	$249,852,000
Pre-tax margins	17.0%	15.3%

Sandy Beall, the Company’s Chairman and CEO commented, “Despite a tougher sales environment, profits for the quarter were solid. We remain focused on factors and initiatives that impact what we term the four “P’s” of a successful business – People, Product, Place and Price. Our teams, facilities, and menu (in terms of both offerings and price) are in great shape. Also, we recently rolled out a new gift card program and started our media advertising campaign over the last few weeks. So, although the sales environment is soft, our standards and operational performance are solid and our profitability should be the best it can be given the environment.”

Fiscal 2005 Guidance

For fiscal 2005, the Company’s goal for diluted earnings per share growth is 12.0-14.0%. This is based on same-store sales of negative 2.0-3.0% at Company-owned Ruby Tuesday restaurants. Same-store sales at Company-owned restaurants were down approximately 9.0% for the month of September. During the same month, the Company has had eight days with at least ten and up to thirty-three stores closed due to the impact of the recent hurricanes. In addition, in conjunction with the Company’s shift towards the utilization of media advertising, the Company has no plans for promotional/couponing efforts for the second quarter despite having over $6 million in coupon redemptions in the same quarter of the prior year. Thus, the Company is modeling negative 4.0-6.0% same-store sales growth for Company-owned restaurants for the second quarter, and, based on this, the Company estimates diluted earnings per share for the second quarter of fiscal 2005 could be flat compared with the second quarter in the prior year.

The Company anticipates 55-60 Company-owned restaurant openings during fiscal 2005, and anticipates its franchisees (including both domestic and international) will open 35-40 Ruby Tuesday restaurants during the same period. Additionally, the Company anticipates continuing its purchase of Company common stock under the existing share repurchase program, where 2.9 million shares remain authorized for repurchase.

Additional First Quarter Highlights:

  Diluted earnings per share increased 18.9% to $0.44 from $0.37.
  Net income increased 19.3% to $29,254,000 from $24,513,000.
  Sales at franchise (including franchise partnership and traditional franchise) Ruby Tuesday restaurants totaled $123,837,000 for the first quarter. These sales are the basis for determining royalty fees included in franchise income on the Company’s income statement.

  Eight Company-owned Ruby Tuesday restaurants were opened and one was closed due to lease expiration.
  Three franchise restaurants were opened and two were closed due to lease expirations.
  The Company repurchased 870,000 shares of its common stock.

Additional Highlights:

  On September 1, 2004, the Company purchased the remaining equity interests of two franchise partnerships in which the Company previously had partial equity ownership for $34.2 million, in cash and assumed debt, collectively. These businesses together operated 34 Ruby Tuesday restaurants in Florida and New York as of August 31, 2004 and had combined sales of $18.1 million for the first quarter of fiscal 2005.

Ruby Tuesday, Inc. has Company-owned, and/or franchise Ruby Tuesday brand restaurants in 42 states, the District of Columbia, Puerto Rico, and 12 foreign countries. As of August 31, 2004, the Company owned and operated 491 Ruby Tuesday restaurants, while domestic and international franchisees operated 217 and 36 (including Hawaii) locations, respectively. Ruby Tuesday, Inc. is traded on the New York Stock Exchange (Symbol: RI).

For more information, contact:
Price Cooper	Phone: 865-379-5700

The Company will host a conference call which will be a live web-cast tomorrow morning at 8:30 Eastern Time. The call will be available live at the following websites:

http://www.fulldisclosure.com
http://www.rubytuesday.com

Special Note Regarding Forward-Looking Information

This press release contains various “forward-looking statements” which represent the Company’s expectations or beliefs concerning future events, including the following (relating to both Company-owned and franchised operation): future financial performance and unit growth, future capital expenditures, future borrowings and repayment of debt, and payment of dividends. The Company cautions that a number of important factors could, individually or in the aggregate, cause actual results to differ materially from those included in the forward-looking statements, including, without limitation, the following: consumer spending trends and habits; mall-traffic trends; increased competition in the casual dining restaurant market; weather conditions in the regions in which Company-owned and franchised restaurants are operated; consumers’ acceptance of the Company’s development prototypes; the impact that any widespread illness or general health concerns may have on our business and/or the economy in the areas in which the Company operates; laws and regulations affecting labor and employee benefit costs; costs and availability of food and beverage inventory; the Company’s ability to attract qualified managers, franchisees and team members; changes in the availability of capital; impact of adoption of new accounting standards; and general economic conditions.